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                                                       Exhibit 5.1

                         [Letterhead of Mayer, Brown & Platt]

                                     June 3, 1999



AvTel Communications, Inc.
501 Bath Street
Santa Barbara, California 93101

Gentlemen:

     We have acted as special securities counsel to AvTel Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,103,939 shares of its Common Stock, $.01 par value (the "Shares"), that may be sold by Cambois Finance, Inc. ("Cambois Finance"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, when issued to Cambois Finance in accordance with the provisions of the Equity Line of Credit Agreement, dated as of April 23, 1999, between the Company and Cambois Finance, will be legally issued, fully paid and non-assessable shares of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                   Very truly yours,



                                   MAYER, BROWN & PLATT